Exhibit 4.12

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE SUCH INFORMATION IS NOT MATERIAL AND DISCLOSURE THEREOF WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is dated 12th May 2022 (Effective Date) by and between

Genetic Technologies Limited ACN 009 212 328, a company formed under the laws of the Commonwealth of Australia, with its principal office at 60-66 Hanover Street, Fitzroy, Victoria 3065 Australia (GTG), and

Affinity DNA Limited a company formed under the laws of England, with its principal office at 60 Lansdowne Place, Hove, East Sussex, BN3 1FG, United Kingdom

Mr [***] and Mrs [***], both of [***] United Kingdom

Binary Media Limited a company formed under the laws of England, also with its with its registered office at [***], United Kingdom (Binary Media)

and each of Affinity DNA Limited, Mr [***] and Binary Media are hereinafter jointly and severally referred to as Affinity.

Agreed terms:

1.	Defined terms & interpretation

1.1	Defined terms

In this agreement:

Accounts means the unaudited Affinity management accounts as at the Accounts Date a true copy of which comprises Annexure A.

Accounts Date means 22 February 2022

Agents means the 7 sales agents engaged by Affinity on the Effective Date, being

(a)	[***], Morocco

(b)	[***], UK

(c)	[***], UK;

(d)	[***] USA & Honduras;

(e)	Leeds Canine who covers Fertility Clinica;

(f)	Lucky Pet Limited, Hong Kong;

(g)	Medical Genomics, Ukraine.

Assets means:

(a)	stock on hand;

(b)	leases, plant and equipment

(c)	Goodwill;

1 | P a g e

(d)	business names used by the Business;

(e)	Business Contracts;

(f)	Affinity IP;

(g)	Records;

(h)	Systems; and

(i)	all other property, rights and assets of Affinity used in the Business, or any other thing agreed by the parties to be an Asset as set out in Schedule 3 or as otherwise disclosed to GTG in writing as being an asset of Affinity but does not include the Excluded Assets.

Business means the business carried out by Affinity before the Effective Date relating to DNA based testing.

Confidential Information means the following, irrespective of its form or medium and whether or not it comes into existence before, on or after the date of this agreement:

(a)	all information of, used by or related to or connected with the Business or its transactions, operations and affairs including all past, current and prospective financial, accounting, marketing, trading, technical and business information, trade secrets, know how, technology and operating procedures, customer and supplier lists, the nature and content of agreements with customers and suppliers, data bases, source codes, methodologies, manuals, artwork and advertising manuals;

(b)	all other information relating to the Business treated by Affinity as confidential;

(c)	all notes, reports and other records based on, incorporating or derived from information referred to in paragraphs (a) or (b); and

(d)	all copies of the information, notes, reports and records referred to in paragraphs (a), (b) or (c),

that is not public knowledge or known to the other party (otherwise than as a result of a breach of a confidentiality obligation of a party).

Business Contracts means any contract to which Affinity is a party and which relates to the Business, including all agreements with suppliers and all agreements with Agents.

Business Day means for receiving a notice or for any other purpose, a day that is not a Saturday, Sunday, public holiday or bank holiday in Melbourne, Victoria, or England.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Claim means any claim, notice, demand, action, proceeding, litigation, investigation or judgment whether based in contract, tort, statute or otherwise.

Completion means completion of the sale and purchase of the Assets and transfer of the Employees contemplated in this agreement.

Completion Amount means fifty percent (50%) of the Purchase Amount, being two hundred and seventy seven thousand and five hundred Pounds Sterling (£277,500).

Completion Date means 13 May 2022 or such other date as the parties mutually agree in writing.

Conditions means the conditions precedent set out in clause 2.1.

Corporations Act means the Corporations Act 2001 (Cth).

Correct Party has the meaning given to that term in 12.1(a).

2 | P a g e

Data Room the virtual data room hosted by Affinity, the contents of which are contained on Dropbox delivered by Affinity to GTG on or before the Effective Date.

Debtors and Receivables means the trade and other receivables and debts or amounts owing to Affinity at the Completion Date in respect of the Business.

Deemed Payment Date has the meaning given in clause 4.7.

Due Diligence Material means:

(a)	the information contained in the Data Room, including any written responses by or on behalf of Affinity to questions submitted by or on behalf of GTG; and

(b)	the written information and documents which were provided to GTG or GTG’s advisors by Affinity or Affinity’s advisors prior to the Effective Date, an index of which is set out in Annexure B.

Employees means:

(a)	[***];

(b)	[***]; and

(c)	[***].

Encumbrance means any mortgage, lien, charge, pledge, claim, or other encumbrance or third party interest.

Excluded Liabilities means:

(a)	Accruals, being amounts unpaid by Affinity in relation to the Business at the Completion Date that refer to the period up to and including the Completion Date;

(b)	all Claims and Liabilities in connection with any business operated by Affinity, other than the Business; and

(c)	all other Claims against Affinity or in respect of the Assets or the Business by a third party in connection with conduct of the Business by Affinity prior to the Completion Date.

Fairly Disclose means fully, fairly and materially disclosed in the Due Diligence Material with sufficient particularity to enable GTG to assess the full impact on the Business, the Assets and the Employees, of the matter sought to be disclosed.

Goodwill means the goodwill of the Business as defined by the accounting standard utilised by the Affinity DNA Limited.

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in Australia (whether federal, state or local) or any other part of the world.

Gross Profit means the difference between the revenue generated from the sales of goods (excluding VAT and other taxes that may be levied on the sale of goods) and the cost of those goods, which in the case of the Business comprises the cost of test kit, the costs of delivering the test kits to and from customers and generating laboratory report and sending these to customers.

Holdback Amount means fifty percent (50%) of the Purchase Amount, being two hundred and seventy seven thousand and five hundred Pounds Sterling (£277,500).

Incorrect Party has the meaning given to that term in clause 12.1(a).

Incorrect Payment has the meaning given to that term in clause 12.1(a).

3 | P a g e

Intellectual Property Licences means all agreements under which Affinity has the right to use, but not ownership of, Intellectual Property Rights used in connection with the Business.

Key Business Contracts means the Amazon account and the Ebay account and all supplier and agent contracts listed in Schedules 2.

Key Personnel means

(a)	Mr [***], of [***], United Kingdom;

(b)	the Employees; and

(c)	the Agents.

Know How means the information or know how owned by, in the possession or control of Affinity relating to the Business, its systems, technology and affairs (and whether written or unwritten) including:

(a)	financial, technological, strategic or business information, concepts, plans, strategies, directions or systems;

(b)	operational, legal, marketing or accounting information, concepts, plans, strategies, directions or systems;

(c)	improvements, processes, formulae, techniques, manuals, instructions, source and object codes for computer software, intellectual property rights and technical and historical information relating to them; and

(d)	customer and supplier information.

Liabilities means all liabilities, losses, damages, outgoings, costs and expenses of whatever description, excluding indirect, consequential, special, punitive or exemplary losses of any kind.

Missing Asset has the meaning given to that term in clause 12.2(a).

Missing Asset Period has the meaning given to that term in clause 12.2(a).

Purchase Price means five hundred and fifty-five thousand Pounds Sterling (£555,000).

Records means all original or copy records, lists of customers, documents, books, files, reports, accounts, plans and correspondence belonging to or used by Affinity in the conduct of the Business and whether kept in hard or electronic form other than corporate accounting and statutory records and documents, files, reports, accounts, plans and correspondence relating to the Excluded Assets.

Subject Claim means a Claim by GTG against Affinity arising as a result of a breach of Warranty, a Claim under the indemnity in clause 13.6 or a Claim under the specific indemnities in clause 13.12.

Subject Claim Amount means an amount payable by Affinity as a result of a Subject Claim made by GTG under this agreement.

Superannuation Arrangements means any fund, plan, scheme, agreement or arrangement under which superannuation benefits, retirement benefits, life assurance benefits, death or disability benefits, pensions, annuities or other allowances, gratuities or benefits are or may be provided to or in respect of any present or former employees of Affinity.

Systems means all computer hardware, systems and software systems including the Affinity accounting, invoicing, debt control, credit control, debt collection, computer records, software and all ancillary data systems used in the conduct of the Business.

Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition and Taxation has a corresponding meaning.

4 | P a g e

Third Party Claim means:

(a)	a Claim made by a third party against GTG or any of its subsidiaries that may result in a Subject Claim; or

(b)	a Claim GTG or any of its wholly owned subsidiaries is entitled to make against a third party based on any set of circumstances that may result in a Subject Claim.

Title Warranties means those warranties set out in clause 15 of Schedule 1.

Affinity IP means all intellectual property rights of any nature whatsoever owned by, used by or licensed to Affinity in the conduct of the Business as set out in Schedule 3, including:

(a)	registered and unregistered trade marks used by Affinity in the Business set out in Schedule 3 and all associated goodwill;

(b)	domain names used by Affinity in the Business, including those set out in Schedule 1 and all associated goodwill;

(c)	all online and social media accounts and profiles maintained by Affinity or used in connection with the Business including Facebook, Instagram, Twitter, Snapchat and Tik-Tok accounts (as applicable), all to the extent owned or used by Affinity;

(d)	any right to have information (including Confidential Information) kept confidential;

(e)	patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, databases, know how, logos, designs, design rights, copyright and similar industrial or intellectual property rights;

(f)	Know How; and

(g)	Intellectual Property Licences.

Warranties means the representations and warranties set out in Schedule 1.

1.2	Interpretation

In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	unless otherwise specified a reference to time is to Melbourne, Victoria, Australia time;

(f)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(g)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

5 | P a g e

(h)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(i)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it;

(j)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(k)	any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally; and

(l)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Conditions

2.1	Conditions

The sale of the Assets contemplated by this agreement and Completion are conditional on each of the following conditions precedent being satisfied before the Completion Date and all of which are to the benefit of GTG:

(a)	the Affinity Amazon and account and the Affinity Ebay account are transferred to GTG in a manner that is satisfactory to GTG.

(b)	the trade mark AFFINITY DNA is assigned and transferred to GTG;

(c)	there are no matters, events or circumstances which have had, or could reasonably be expected to have, either individually or when aggregated with other matters, events or circumstances, a material adverse effect on the Business or Assets or the financial or trading position, liabilities, revenue, earnings, financial condition, profitability or prospects of Affinity or the Business;

(d)	there being no material breach of any of the Warranties nor any facts or circumstances that may reasonably be expected to give rise to a material breach of any of the Warranties to the extent that such suspected breach of Warranty actually occurs;

(e)	all the Agents deliver to GTG written notice in a form reasonably acceptable to GTG expressing their intention to continue to work with the Business after Completion in a manner which is substantially the same as the manner in which they worked with the Business before Completion; and

(f)	all Employees who receive an offer of employment from GTG communicate acceptance of that offer in writing.

2.2	Waiver of Conditions

A Condition may only be waived in writing by a party entitled to the benefit of that Condition (as set out in the table in clause 2.1) and will be effective only to the extent specifically set out in that waiver.

6 | P a g e

2.3	Conduct of the parties

Each party must use all reasonable endeavours within its own capacity to ensure that each Condition is satisfied as soon as reasonably practicable after execution of this agreement and in any event before 4.00pm on the Business Day prior to the Completion Date.

2.4	Failure of Condition

If a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving notice in writing to the other parties if:

(a)	a Condition that the other party must fulfill is or becomes incapable of being satisfied;

(b)	a Condition, having been satisfied, does not remain satisfied in all respects at all times before Completion.

2.5	Effect of termination

On termination of this agreement under clause 2.4:

(a)	clause 18 continues to apply;

(b)	subject to clauses 2.5(a), the parties are released from further performing their obligations under this agreement.

3.	Sale and purchase

3.1	Sale and purchase of Assets

Affinity agrees to sell the Assets to GTG, and GTG agrees to buy the Assets from Affinity:

(a)	in respect of the Assets:

(i)	for the Purchase Price; and

(ii)	free from any Encumbrance; and

(b)	on the Completion Date.

3.2	Excluded Assets

The sale and purchase under this agreement does not include the Excluded Assets.

3.3	Excluded Liabilities

Affinity remains responsible for the Excluded Liabilities and nothing in this agreement is intended to or may be construed so as to make GTG liable to any person in respect of the Excluded Liabilities.

3.4	Employees

Affinity, as the employer of the Employees agrees to facilitate the transfer of the Employees to GTG and GTG agrees to make offers of employment to the Employees.

7 | P a g e

4.	Purchase Price

4.1	Amount

The Purchase Price for the Assets is:

(a)	the Completion Amount; plus

(b)	the Holdback Amount.

4.2	Payment of Purchase Price

GTG must pay the Purchase Price to Affinity as follows:

(a)	on the Completion Date, paying the Completion Amount to Affinity subject to the adjustment described in paragraph (a) of clause 8.4; and

(b)	the Holdback Amount in accordance with clause 4.4.

4.3	Set off against Holdback Amount

Without limitation to clause 4.4, and subject to (i) written notice by GTG to Affinity and such notice provides particularity as to the reason for the following and (ii) the opportunity for Affinity to make written representations to GTG as to the subject set out in GTG’s notice GTG may set off against and deduct from the Holdback Amount, all or any reasonable part of any Subject Claim Amount payable by Affinity prior to the first (1st) anniversary of the Effective Date. The time within which Affinity must deliver its written representation to GTG is two (2) weeks of GTG’s written notice referred to in paragraph (i) failing which, GTG is no obligated to consider Affiniy’s representation.

4.4	Payment of Holdback Amount

Within 5 Business Days after first (1st) anniversary of the Effective Date and subject to (i) GTG conducting the affairs of the Business in no less a manner than it was conducted prior to the Completion Date, and (ii) the Business achieving a Gross Profit of at least three hundred and sixty seven thousand pounds (£367k) in the twelve months following Completion, if the Holdback Amount has not been fully exhausted in accordance with clause 4.3, then GTG must pay to Affinity the balance of the Holdback Amount in accordance with clause 4.7.

4.5	Interest on Holdback Amount

Interest on the Holdback Amount is payabe from the Completion until the Holdback Amount is extinguished to whichever of GTG or Affinity is entitled to the Holdback Amount in accordance with clause 4.6.

4.6	Entitlement to Holdback Amount

(a)	GTG is entitled to:

(i)	withhold from the Holdback Amount all or any part of any Subject Claim Amount (including, where applicable, all accrued interest) if clause 4.3 applies; or

(ii)	the Holdback Amount (including all accrued interest) if this agreement is terminated by GTG due to a failure by Affinity to satisfy any Condition under clause 2.4.

(b)	In all other circumstances, Affinity is entitled to the Holdback Amount (including all accrued interest).

8 | P a g e

4.7	Manner of Payment

All cash payments under this agreement must be paid by direct transfer of immediately available funds to a bank account or accounts nominated by the party to whom the payment is due and by not later than 4pm on the due date for payment.

5.	Obligations before Completion

5.1	Continuity of business

Subject to clause 5.3, from the date of this agreement until Completion, Affinity must:

(a)	carry on the Business in the usual and ordinary course having regard to its nature, scope and manner, including in relation to payment and collection obligations under the Business Contracts and Key Business Contracts in advance;

(b)	regularly consult GTG on the conduct of the Business;

(c)	Fairly Disclose to GTG in writing, immediately on it becoming aware of the same, full details of any fact, matter, event or circumstance which constitutes a breach by Affinity of this agreement; and

(d)	conduct the Business in compliance with all applicable laws and regulations.

5.2	Prohibited actions

Without limiting clause 5.1, but subject to clause 5.3, Affinity must not (and must procure that any of Affinity’s related bodies corporate do not) before Completion:

(a)	dispose or agree to dispose of or encumber an Asset other than in the ordinary course of business;

(b)	of its own volition, terminate or adversely vary or fail to enforce the terms of any Business Contract or accept or agree to any variations to services to be performed or goods to be supplied under a Business Contract;

(c)	enter into any abnormal or unusual transaction which adversely affects the Business;

(d)	enter into material commitments (or series of commitments) for capital expenditure;

(e)	amend the terms of engagement of, or terminate the employment of, any of the Key Personnel, or agree to hire, any employee, agent or contractor;

(f)	in its conduct of the Business make any change to its policy and Business as to the payment of creditors and collection of trade receivables;

(g)	change its existing accounting policies or procedures;

(h)	change its existing practices, policies or procedures in relation to payment of fees under the Business Contracts or Key Business Contracts; and

(i)	authorise, commit or agree to do any of the matters referred to in paragraphs (a) to (h).

5.3	Exceptions

Clauses 5.1 and 5.2 do not prevent any action contemplated or required by this agreement or prevent any action or omission agreed in writing between Affinity and GTG.

9 | P a g e

5.4	GTG’s right of access

Affinity must facilitate and ensure that GTG, its officers, employees, advisers and agents are authorised and provided with access to the premises occupied by Affinity and the Records at all reasonable times before Completion to enable GTG to become familiar with the conduct of the Business and to make informed decisions under clauses 5.1 and 5.2, provided that such persons are bound by terms of confidentiality no less than those set out herein

5.5	GTG’s right to copy material

In exercise of the rights granted to GTG under clause 5.4, GTG may, at its cost, make copies of the material examined and the provisions relating to Confidential Information shall apply to such copies.

5.6	GTG to avoid disruption

GTG must use their reasonable endeavours to ensure that any access under clause 5.4 is exercised and conducted in a manner to avoid unreasonable and material disruption to the conduct of the Business, its activities, operations and employees.

6.	Completion

6.1	Time and Electronic

(a)	Completion will take place on the Completion Date subject to all Conditions having been satisfied (or waived under clause 2.2) or on any other date and at any other place or time as the parties agree.

(b)	Except as otherwise agreed at Completion and notwithstanding clause 6.1(a), the parties acknowledge and agree that Completion will take place electronically to the extent practical.

6.2	Affinity’s obligations

Within a reasonable period following Completion, subject to GTG being in a position to accept the same, Affinity must deliver to GTG:

(a)	all Assets, title to and risk which passes by delivery, at the places where they are located;

(b)	a deed of assignment or deed of novation or otherwise a complete transfer of each Business Contract or such other document reasonably acceptable to GTG, duly executed by Affinity and any third party signatories and on terms reasonably acceptable to GTG, or on terms no less then what was agreed with Affinity;

(c)	to the extent that they exist, all documents of title relating to the Assets, by delivering them, including electronic delivery, to GTG;

(d)	duly executed assignments or transfers of Affinity IP (in registrable form if required to record a change of ownership), and all login and access credentials in relation to Affinity IP that GTG reasonably requires;

(e)	the Records;

(f)	duly executed discharges or releases of all Encumbrances over the Assets to the extent that any Encumbrances exist;

(g)	forms and other documents evidencing the Superannuation Arrangements in respect of Employees; and

(h)	any other document or thing reasonably necessary to give full effect to this agreement as it relates to the Business.

6.3	GTG’s obligations

At Completion:

(a)	GTG must pay the Completion Amount to Affinity;

(b)	GTG must promptly deliver to Affinity duly executed counterparts of:

(i)	any document to be delivered by Affinity at Completion to which GTG is party.

10 | P a g e

6.4	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this agreement are inter-dependent;

(b)	all actions required to be performed are taken to have occurred simultaneously on the Completion Date; and

(c)	completion of the sale is dependent on the transfer of the Asset and the transfer of the Employees.

6.5	Scheduled Completion Date

The date on which Completion is required to take place in accordance with clause 6.1 is referred to in clause 6.6 as the scheduled Completion Date, which expression includes any later date set for Completion in accordance with clause 6.6.

6.6	Completion obligations breached

If on the scheduled Completion Date:

(a)	GTG has not complied in any material respect with any of its obligations under clause 6.3, Affinity is entitled, at its discretion; or

(b)	if Affinity has not complied in any material respect with its obligations under clause 6.2, GTG is entitled, at its discretion,

in either case:

(c)	to defer Completion to any subsequent Business Day not more than 10 Business Days after the scheduled Completion Date or any later date set for Completion in accordance with this clause (in this event, this clause will apply to the scheduled Completion Date so deferred);

(d)	if applicable, to waive the requirement to fulfil those obligations, in whole or in part, and following this waiver to complete the sale and purchase of the Assets;

(e)	so far as practicable, to complete the sale and purchase of the Assets; or

(f)	except in respect of GTG’s non-compliance to terminate this agreement.

6.7	Post Completion

Affinity acknowledges that after Completion GTG may apply to register any unregistered trade mark. Affinity agrees that it will not object to any such trade mark application and, if required, will assist GTG in making the application.

11 | P a g e

7.	Title and risk

7.1	Title

Title to the Assets passes to GTG at Completion or delivery of said Assets whichever is later.

7.2	Possession

Possession of the Assets and risk related to the Assets is given and taken at Completion.

8.	Trading responsibilities

8.1	Profits and losses

Subject to Completion occurring, all profits and losses relating to the conduct of the Business:

(a)	up to and including the Completion Date, belong to Affinity; and

(b)	in the period from the Completion Date, belong to GTG.

8.2	Liabilities

Subject to Completion occurring, and subject to clauses 8.1 and 8.3:

(a)	all Liabilities relating to the Assets and the operation of the Business in the period up to and including the Completion Date, are the responsibility of Affinity and Affinity indemnifies GTG from and against those Liabilities ; and

(b)	all Liabilities relating to the Assets and the operation of the Business in the period from the Completion Date, are the responsibility of GTG, and GTG indemnifies Affinity from and against those Liabilities

8.3	Professional indemnity Claims

(a)	Affinity acknowledges that all professional indemnity claims from the Business arising before Completion are the liability of Affinity. Affinity indemnifies and must keep indemnified GTG with respect to any such claim.

(b)	GTG acknowledges that all professional indemnity claims from the Business arising after Completion are the liability of GTG. GTG indemnifies and must keep indemnified Affinity with respect to any such claim.

8.4	Parties to account

(a)	At least one (1) week in advance of the time scheduled between Affinity and GTG for Completion::

(i)	Affinity and GTG will account to each other for all amounts that each party expects to receive and be entitled to receive as well as pay and be liable to pay to third parties after Completion;

(ii)	Affinity and GTG will shall mutually agree on the amount that one of them will be expected to pay to the other in accordance with paragraph (b) below; and

(iii)	if the parties will agree that Affinity will be expected to pay GTG, GTG shall be entitled to set off from the Completion Amount ninety percent (90%) of such expected amount payable by Affinity;

12 | P a g e

(b)	Affinity and GTG will account to each other on the last Business Day of each month after the Completion Date for all amounts not already accounted for in accordance with paragraph (a) of this clause 8.4 and that is received by that party to which the other party is entitled and any insurance rebates relating to transactions after Completion received by Affinity (to which GTG is entitled).

(c)	Until such time as Affinity or GTG have accounted to the other party for amounts which are due to that party Affinity or GTG (whichever is relevant) will hold all such amounts on trust for the other party.

9.	Business Contracts

9.1	Assignment

(a)	Subject to Completion, and on and with effect from the Completion Date, Affinity assigns and GTG accepts an assignment of all of Affinity’s rights under, benefits of and interests in the Business Contracts (Benefits) and assumes the burden of the Business Contracts in accordance with this clause 9.1.

(b)	This agreement does not constitute an assignment or an attempted assignment of a Business Contract if an assignment or attempted assignment requires the consent of the counterparty to the Business Contract and would constitute a breach of that Business Contract if an assignment were made without that consent.

9.2	Consent to transfer of Business Contracts

(a)	If the consent of a third party is required for the transfer of a Business Contract to GTG under clause 9.1, Affinity must use its reasonable endeavours to obtain that consent by or as soon as reasonably practicable after Completion.

(b)	Pending the transfer of a Business Contracts to GTG under and subject to clause 9.1, Affinity must:

(i)	hold the Benefits of the Business Contract on trust for GTG and account to GTG promptly after receipt by it for the value of any Benefit of the Business Contract that arises (or relates to the period) after the Completion Date;

(ii)	enforce the Business Contract against any counterparty to it in the manner that GTG directs (and promptly following such direction) from time to time, at the sole expense of GTG; and

not agree to any termination, amendment or variation of or waiver of any of Affinity’s rights under the Business Contract without the prior written approval of GTG.

(c)	For clarity, the parties acknowledge that the Benefits described in clause 9.2(b)(i) are expected to be receivables that third party customers of the Business pay to Affinity in error, where GTG is the correct recipient of such receivables.

9.3	Performance of Business Contracts

(a)	Affinity must perform and observe until Completion all obligations of Affinity under any Business Contract which are due to be performed (or relate to the period) on or before Completion.

(b)	GTG must, to the extent it lawfully can, assume, perform and observe all obligations of Affinity under any Business Contract which are due to be performed (or relate to the period) after Completion.

(c)	Up and until the first anniversary from the Completion Date, Affinity must, at the request and sole expense of and with the assistance of GTG, use reasonable endeavours to perform any obligation of it under any Business Contract which arises (or relates to the period) from Completion and for a reasonable period which GTG cannot lawfully assume, perform or observe.

(d)	From the Completion Date and subject to clauses 9.4 and 9.5, GTG will be solely responsible for maintaining the Systems including the payment of any subscriptions payable in respect of the Systems except to the extent the subscriptions related to the period prior to, or became due and payable prior to, the Completion Date.

13 | P a g e

9.4	Affinity to cooperate generally

Pending the transfer of a Business Contract to GTG under clause 9.1 and to give effect to the allocation of responsibility for performance of and Liability for a Business Contract under clauses 9.3, 9.5 and 9.6, Affinity must fully cooperate with GTG in any reasonable arrangement designed to provide for GTG the Benefits, subject to GTG assuming the burden of the Business Contract, including (i) duly performing the Business Contract by subcontracting the obligations under the Business Contract to GTG on the same terms as those in the Business Contract or (ii) delegating management and performance of the Business Contract to GTG to the extent permitted and reasonably practicable to do so.

9.5	Affinity’s indemnity

Subject to Completion occurring, Affinity indemnifies GTG from and against all Liabilities suffered, paid or incurred by GTG from or in relation to:

(a)	any breach, non-performance or non-observance of any obligation of Affinity under a Business Contract which is due to be performed (or relates to the period) on or before the Completion Date, except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of, or events caused or contributed to by GTG (other than at the direction of Affinity);

(b)	any Claim made by a counterparty under a Business Contract arising from events, acts or omissions occurring on or before the Completion Date, except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of, or events caused or contributed to by GTG (other than at the direction of Affinity);

(c)	any breach, non-performance or non-observance of any obligation of Affinity under a Business Contract which which is due to be performed (or relates to the period) after the Completion Date incurred from acts, omissions or events caused or contributed to by Affinity (other than at the direction of GTG) strictly to the extent that such Business Contract remains with Affinity as a party pending assignment of such Business Contract to GTG; and

(d)	any material breach of clauses 9.2(b), 9.3 or 9.4.

9.6	Transfer of Business Contract unavailable

If, despite their reasonable endeavours, Affinity and GTG are unable (including because any third party consent required cannot be obtained) to transfer a Business Contract under clauses 9.1 within 3 months from Completion, GTG may, by written notice to Affinity, require Affinity to procure that such Business Contract is terminated with, in so far as reasonably practicable, no additional liability to either Affinity or GTG. There will be no adjustment to the Purchase Price as a result of any such termination.

14 | P a g e

10.	Employees

10.1	Offers of employment

Within 10 Business Days after the date of this agreement GTG must make offers of employment to the Employees. The offers must be:

(a)	in a form which offers to each Employee terms and conditions of employment that are materially no less favourable taken overall than that Employee’s current terms and conditions of employment;

(b)	conditional on Completion occurring and the Employees resigning from the employment with Affinity; and

(c)	expressed to take effect on the Completion Date.

10.2	Notifications

(a)	If an Employee advises Affinity that GTG accepts GTG’s offer of employment, then Affinity must promptly notify GTG. If an Employee advises GTG that the Employee accepts GTG’s offer of employment, then GTG must promptly notify Affinity.

(b)	Affinity must use its best endeavours to encourage each Employee to accept GTG’s offer of employment, including by:

(i)	recommending to each Employee that they accept the offer; and

(ii)	providing the GTG with access to the Employees during business hours, for the purposes of discussing the offer.

10.3	Termination of employment of Transferring Employees

At Completion, Affinity must release from its employment (with effect from the Completion Date) all Employees who have by Completion accepted an offer of employment made in accordance with clause 10.1.

10.4	Information about Employees

Not later than 5 days before the Completion Date (or, in respect of a person who becomes an Employee in the period between the date of this agreement and the Completion Date, as soon as practicable after they become an Employee), Affinity must provide a written statement to GTG setting out:

(a)	the name of each Employee;

(b)	each Employee’s employment commencement date with Affinity;

(c)	any changes to the information contained in the due diligence materials relating to any Employee;

(d)	accurate and up to date details of each Employee’s accrued but untaken or pro rata annual leave (including rostered days off) and personal leave (comprising sick and carer’s leave or any other statutory leave period);

(e)	any workers compensation claim lodged by any Employee where such Claim is founded upon an injury or an aggravation of an injury allegedly caused or arising from an event or circumstances occurring during the Employee’s employment by Affinity; and

(f)	any Claim made, or notice given by an Employee relating to that Employee’s employment with Affinity, including any termination of employment of that Employee by Affinity.

15 | P a g e

10.5	Affinity’s payment obligations

On the Completion Date, Affinity must, in respect of each Employee, pay:

(a)	to the Employee all amounts to which that Employee is or may become entitled by law or under any industrial instrument, award, agreement or arrangement, on termination of employment in connection with:

(i)	wages, salary, commission, bonuses (including transaction bonuses or incentive payments) or allowances accruing or arising in respect of the period up to and including the Completion Date (other than in respect of annual leave and long service leave); and

(ii)	the extent that Affinity is legally entitled to make payment of such amounts under applicable industrial relations laws, untaken or pro rata annual leave (including loadings) and untaken or pro rata long service leave, accrued or arising at the Completion Date; and

(b)	all statutory employer contributions due to be made by Affinity in respect of the period of employment up to and including the Completion Date in respect of that Employee. For the avoidance of doubt, this includes any accrued but not yet due payments up to Completion.

10.6	Prior Service

If Affinity has made a payment to an Employee under clause 10.5(a)(ii) based on prior service, GTG’s obligation to that Employee for the future benefits to which that payment relates will only be in respect of actual service with GTG from the Completion Date.

10.7	Assumption of leave benefits

Except to the extent that Affinity has made a payment to an Employee under clause 10.5(a)(ii) based on prior service, GTG will assume, recognise, and become solely responsible for all accrued and untaken or pro rata entitlements of each Employee for annual leave (including loading) as at the Completion Date.

10.8	Affinity indemnity

Subject to Completion occurring, Affinity indemnifies GTG against all Liabilities suffered, paid or incurred by GTG from:

(a)	any Claim by any Employee for any wages, salary, commission, bonuses (including transaction bonuses or incentive payments) and other benefits or entitlements accruing to the Employee on or before the Completion Date (other than leave entitlements which GTG assumes under clause 10.7); and

(b)	any breach by Affinity of its statutory, contractual or other legal obligations to an Employee on or prior to the Completion Date.

16 | P a g e

10.9	GTG’s indemnity

Subject to Completion occurring, GTG indemnifies Affinity against all Liabilities suffered, paid or incurred by Affinity from:

(a)	any Claim by any transferring Employee for any wages, salary, commission, bonuses and other benefits or entitlements accruing to the Employee in respect of the period after the Completion Date;

(b)	any breach by the GTG of its statutory, contractual or other legal obligations to a transferring Employee after the Completion Date.

11.	Debtors and Receivables

11.1	Ownership

Following Completion, Affinity remains the owner of the Debtors and Receivables.

11.2	Collection

(a)	Subject to clauses 11.2(b) and 11.3, Affinity remains responsible for the collection of the Debtors and Receivables.

(b)	Affinity must have regard to all matters material to the goodwill of the Business in its collection of the Debtors and Receivables and must not knowingly carry out, authorise or permit any action against any debtor which might harm or lessen the value of such goodwill.

11.3	No enforcement proceedings

Affinity may not take or threaten any enforcement proceedings against any debtors to recover the Debtors and Receivables without GTG’s prior written consent, such consent not to be unreasonably withheld or delayed.

12.	Wrong pockets

12.1	Wrong pockets

(a)	Subject to this agreement, if after Completion:

(i)	money owing to Affinity by a third party in respect of the period prior to Completion is paid into the account of GTG or a related body corporate of GTG; or

(ii)	money owing to GTG by a third party in respect of the period after Completion is paid into the account of Affinity or a related body corporate of Affinity,

(in either case, an Incorrect Payment), then the party receiving the Incorrect Payment (Incorrect Party) is liable to the party who should have been paid (Correct Party) for full payment of the money to the Correct Party and the Incorrect Party must, immediately on becoming aware, notify the Correct Party and ensure that the money is paid to the Correct Party within 5 Business Days of the Incorrect Payment being identified.

(b)	The parties must execute all documents and do or procure to be done all such further reasonable acts or things as may be necessary to give effect to this clause 12.1.

17 | P a g e

12.2	Missing Assets

(a)	If, during the period from Completion to the date which is 12 months after Completion (Missing Assets Period), the legal title to, or the beneficial interest in, any Asset used solely for the purpose of conducting the Business immediately prior to Completion is not delivered by Affinity in accordance with this agreement and/or remains vested in Affinity or any of its related bodies corporate after Completion (each a Missing Asset), Affinity must as soon as reasonably practicable and on terms that no additional consideration is provided by GTG (or any other person), for the transfer:

(i)	transfer or procure the transfer and, to the extent applicable, execute or procure the execution by Affinity or any of its related bodies corporate of any documents as may be necessary for the purpose of transferring (free of any security interest except as permitted) all right, title and interest in the Missing Asset to GTG; and

(ii)	do or procure to be done all such further acts or things as necessary for the purpose of vesting all right, title and interest in the Missing Asset in GTG.

(b)	Affinity must notify GTG as soon as reasonably practicable if, during the Missing Assets Period, it comes to Affinity’s attention that there is any Missing Asset.

(c)	From the time it comes to Affinity’s attention that there is any Missing Asset, Affinity must, and must procure any of its related bodies corporate will, maintain the Missing Asset until the date of completion of the transfer of the Missing Asset to GTG.

(d)	Affinity must promptly account to GTG for any benefits Affinity or any of Affinity’s related bodies corporate receives (after accounting for any costs incurred) as a result of the holding of any Missing Asset for the period from Completion until it is transferred to GTG.

(e)	Clause 12.2(a) does not apply to any Missing Asset that by law cannot be transferred to GTG or which pursuant to the terms of this agreement the provision of such Asset to GTG has been waivered by GTG.

13.	Warranties

13.1	Warranties

Affinity represents and warrants to GTG that, except as Fairly Disclosed in this agreement or the Due Diligence Material, each of the Warranties is materially true and accurate and not misleading:

(a)	at the date of this agreement; and

(b)	as at the Completion Date by reference to the facts and circumstances then existing.

13.2	Reliance by GTG

Affinity acknowledges that GTG is entering into this agreement in reliance on the Warranties.

18 | P a g e

13.3	Application of Warranties

Each of the Warranties:

(a)	remains in full force after Completion in accordance with clause 13.9;

(b)	is separate and independent and not limited or restricted by any other Warranty or provision of this agreement; and

(c)	is not affected by any investigation made by or on behalf of GTG or any information relating to the Business of which GTG has knowledge, actual or constructive, except to the extent that it is Fairly Disclosed in this agreement or the Due Diligence Material.

13.4	Affinity to Fairly Disclose breach

Affinity must Fairly Disclose to GTG in writing, promptly on Affinity becoming aware of full details of any fact, matter, event or circumstance which:

(a)	does or might constitute a breach of any of the Warranties when given on the execution of this agreement; or

(b)	will or might constitute a breach of any of the Warranties when deemed given again immediately prior to Completion.

13.5	No limitations for fraud or Title Warranties

None of the limitations on Subject Claims in this clause 13 will apply to any claim made against Affinity in the case of any fraud, dishonesty, wilful misstatement or wilful non-disclosure by or on behalf of Affinity or relating to a breach of a Title Warranty.

13.6	Indemnity for Subject Claims

Subject to the other provisions of this clause 13, Affinity indemnifies GTG for all Liabilities that GTG suffers or incurs by reason of any Subject Claim.

13.7	Treatment of Subject Claim payment

A payment made for a Subject Claim that:

(a)	relates to one or more of the Assets, is to be treated as a reduction in the Purchase Price attributed to each relevant Asset; or

(b)	does not relate to specific Assets, is to be treated as a reduction in the Purchase Price for all of the Assets on a pro rata basis;

provided that in the event Affinity disputes the amount to be deducted, both parties agree to dedicate a two (2) week period to attempting in good faith to attain a mutually acceptable resolution to any such dispute, failing which, they agree to submit such dispute to a Chartered Accountant for his/her determination as to the pro-rata amount to be deducted.

13.8	Notice of Subject Claims

(a)	GTG must promptly give Affinity written notice of a Subject Claim or anything GTG becomes aware of that may result in a Subject Claim (including any Third Party Claim) (Claim Notice).

(b)	A Claim Notice must include all material and reasonable details of the Subject Claim (to the extent known by GTG) including:

(i)	Any supporting documentation including any correspondence relating to the Subject Claim; and

(ii)	the nature of the Subject Claim;

(iii)	whether the Subject Claim involves a Third Party Claim.

19 | P a g e

13.9	Time limits for Claim Notices and Subject Claims

Affinity will not be liable for any Subject Claim unless it receives a Claim Notice for the Subject Claim within 12 months after the Completion Date.

13.10	Lower limits for Subject Claims

Affinity will not be liable for a Subject Claim unless:

(a)	the amount of the Subject Claim is more than £5,000; and

(b)	the aggregate amount of all Subject Claims exceeds £15,000, then Affinity will be liable for the whole amount of all Subject Claims.

13.11	Upper limit for Subject Claims

Notwithstanding anything to the contrary in this Agreement except clause 13.5, Affinity’s maximum aggregate liability for Subject Claims is limited to an amount equal to the Purchase Price.

13.12	Consequential loss

Notwithstanding anything to the contrary in this agreement, Affinity has no Liability (whether by way of damages or otherwise) to GTG in connection with any Subject Claim, that are or result from Liabilities not naturally arising from or a reasonably foreseeable consequence of the relevant breach of an Affinity Warranty or are indirect, consequential, special, punitive or exemplary losses Affinity, sustained or incurred by any person, whether arising in contract or tort (including negligence), but excluding iabilities which are direct loss of profit or direct loss of production

13.13	Loss mitigation

(a)	GTG must:

(i)	promptly take all actions that are reasonable to mitigate any loss that may give rise to a Subject Claim; and

(ii)	not omit, and procure that no related body corporate of GTG omit, to take any reasonable action that would mitigate any loss that may give rise to a Subject Claim.

(b)	If GTG does not comply with paragraph 13.13(a) and compliance with paragraph 13.13(a) would have mitigated the quantum of a Subject Claim, Affinity is not liable for the amount by which the Subject Claim would have been reduced had the Purchaser complied with clause 13.13(a).

14.	Specific indemnities

(a)	Affinity irrevocably indemnifies and holds harmless GTG for any Liabilities (including operational expenditure, rectification and reasonable legal costs) incurred by GTG as a consequence of any event, act or failure to act that occurs, or is deemed to occur on, before, after or because of Completion, arising as a result of, or in respect of, or by reference to:

(i)	any Claim made against GTG or Liabilities suffered or incurred by GTG in relation to the Excluded Assets or the Excluded Liabilities; and

(ii)	any use by Affinity or any of its directors or agents of Affinity of the unregistered intellectual property in connection with the Business, including any Claims made against Affinity, the Business or GTG for the infringement of intellectual property rights, passing off, or misleading and deceptive conduct to the extent such Claims and Liabilities relate to the period prior to Completion.

20 | P a g e

(b)	The parties acknowledge and agree that GTG may not make any Claim in respect of a specific indemnity specified in clause 14(a) to (i) the extent the Claim was caused by the fraud or wilful negligence of GTG, or (ii) the Liability arose after the first anniversary of Completion Date.

(c)	Except in respect of clause 13.12 and the exclusion of indirect, special or consequential damages, the specific indemnities specified in clause 14(a) are otherwise not subject to any limitations (including any of the limitations set out in clause 13).

15.	Capacity

15.1	Capacity

Each party represents and warrants to each other party that:

(a)	it is validly existing under the laws of its place of incorporation or registration;

(b)	it has the power to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)	it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement;

(d)	its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms;

(e)	the execution, delivery and performance by it of this agreement (and any other agreement required to be entered into by it in connection with this agreement) will not, subject to satisfaction of the Conditions:

(i)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is party or by which it is bound; or

(ii)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

16.	After Completion

16.1	Records and Affinity’s rights of access

After Completion, Affinity will have the right, at all reasonable times, on reasonable notice and at its cost, to access, and to take copies of, any Records reasonably necessary for it:

(a)	to comply with any applicable law, including any applicable law relating to Tax;

(b)	to prepare Tax or other returns required of it by law; or

(c)	for the purpose of dealing with the accounting, Taxation, financial or insurance affairs of Affinity or any of its related bodies corporate,

provided that any copies of Records or information obtained from the Records must be kept confidential in accordance with clause 18.14 and used solely for the above purposes.

21 | P a g e

16.2	Excluded Records and GTG’s rights of access

After Completion and for a period of 24 months thereafter, GTG will have the right, at all reasonable times, on reasonable notice and at its cost, to access, and to take copies of, any Excluded Records to the extent that they relate to the Business and as reasonably necessary for it:

(a)	to operate the Business;

(b)	to comply with any applicable law, including any applicable law relating to Tax;

(c)	to prepare Tax or other returns required of it by law; or

(d)	for the purpose of dealing with the accounting, Taxation, financial or insurance affairs of GTG or any of their related bodies corporate,

provided that (i) GTG’s rights pursuant to this clause 16.2 does not include the item (B) of the Excluded Liabilities and (ii) any copies of Excluded Records or information obtained from the Excluded Records must be kept confidential in accordance with clause 18.14 and used solely for the above purposes.

16.3	Business Confidential Information

With effect from Completion, Affinity must keep and must procure that each of its related bodies corporate keeps the Business Confidential Information confidential in accordance with clause 18.14.

16.4	Use of business names and logos

Affinity must ensure that, as soon as reasonably practicable, but within two weeks, after the Completion Date:

(a)	Affinity and each Prohibited Person (as defined in clause 17.1) cease to use or display trade or service marks, trade or service names, registered designs or logos or access or operate social media accounts and profiles used in connection with the Business including Facebook, Instagram, Twitter, Snapchat and Tik-Tok accounts (as applicable), transferred to GTG under this agreement or any substantially identical or deceptively similar mark, design, name or logo used by the Business; and

(b)	Affinity and each Prohibited Person (as defined in clause 17.1) cease to use or display the name AFFINITY or any name which is a variation of, substantially identical or deceptively similar with to those words.

17.	Restraint

17.1	Definitions

In this clause 17:

engage in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

Prohibited Person means Affinity DNA Limited, Mr [***] and Binary Media, any person related to the any of them and any body corporate within the same corporate group and any persons controlled by the foregoing persons.

22 | P a g e

17.2	Covenants

Affinity undertakes to GTG that, subject to clause 17.6, the Prohibited Persons will not :

(a)	engage in any business, activity or services in which the the Prohibited Person’s role requires being involved in any way in the sale of DNA tests or DNA based testing

(i)	or otherwise in competition with the Business or any material part of any of it;

(b)	solicit, canvass, approach or accept any approach from any person who was at any time prior to the Completion Date a customer of the Business with a view to obtaining the custom of that person in a business that is the same or similar to the Business and is in competition with the Business;

(c)	interfere with the relationship between the Business and its customers, employees or suppliers; or

(d)	induce or assist in the inducement of any employee of GTG to leave that employment.

17.3	Duration of covenants

The undertakings in clause 17.2 are given for a period commencing on the Completion Date and ending on:

(a)	the third anniversary of the Completion Date;

(b)	the second anniversary of the Completion Date;

(c)	the first anniversary of the Completion Date;

(d)	the date that is six months after the Completion Date.

17.4	Geographic application of covenants

The undertakings given in clause 17.2 only apply if the activity prohibited under clause 17.2 occurs within:

(a)	the world;

(b)	the Asia-Pacific region;

(c)	Australia;

(d)	Victoria.

17.5	Interpretation

Clauses 17.2 and 17.4, have effect together as if they consisted of separate provisions, each results from combining each undertaking in clauses 17.2 respectively with each period in clause and combining each of those combinations with each separate area in clause 17.4. If any of those separate provisions is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability shall not affect the validity or enforceability of any of the other separate provisions or other combinations of those separate provisions of clauses 17.2and 17.4.

23 | P a g e

17.6	Exception

Clause 17 does not restrict a Prohibited Person from holding 5% or less of the shares of a listed company.

17.7	Acknowledgments of Affinity

Affinity acknowledges that:

(a)	all the prohibitions and restrictions contained in this clause 17 are reasonable in the circumstances and necessary to protect the Goodwill;

(b)	GTG may apply for injunctive relief if:

(i)	a Prohibited Person breaches or threatens to breach clause 17; or

(ii)	it believes a Prohibited Person is likely to breach clause 17; and

(c)	damages are not an adequate remedy if a Prohibited Person breaches clause 17.

18.	Miscellaneous

18.1	Assignment in general

A party may only assign this agreement or a right under this agreement with the prior written consent of each other party.

18.2	Alterations

This agreement may be altered only in writing signed by each party.

18.3	Approvals and consents

Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

18.4	Costs

Subject to clause 18.4(b), each party must pay its own costs of negotiating, preparing, executing and completing this agreement and any other documents contemplated by this agreement.

18.5	Survival

Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement.

18.6	Counterparts, electronic execution and exchange of documents

(a)	This agreement may be executed in counterparts. All executed counterparts constitute one document.

(b)	In relation to the electronic execution and exchange of documents:

(i)	parties may exchange executed counterparts of this agreement, or any other document required to be executed under this agreement, by delivery from one party to the other party by emailing a pdf (portable document format) copy of the executed counterpart to that other party (Electronic Delivery); and

(ii)	Electronic Delivery of an executed counterpart will be deemed effective delivery of the original executed counterpart, from the date and time of receipt by the other party.

24 | P a g e

18.7	No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

18.8	Entire agreement

This agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings, whether written or oral, between the parties in connection with its subject matter.

18.9	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and the transactions contemplated by it.

18.10	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

18.11	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

18.12	Relationship

Except where this agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the parties.

18.13	Confidentiality

A party may only use confidential information of another party for the purposes of this agreement, and must keep the existence and the terms of this agreement and any confidential information of another party confidential except where:

(a)	the information is public knowledge (but not because of a breach of this agreement) or the party has independently created the information;

(b)	disclosure is made to a person who must know for the purposes of this agreement on the basis that the person keeps the information confidential.

18.14	Announcements

A public announcement in connection with this agreement or a transaction contemplated by it must be agreed by the parties before it is made, except if required by law or a regulatory body (including as relevant to the ASX listing rules), in which case the party required to make an announcement must, to the extent practicable, first consult with and take into account the reasonable requirements of each other party,

18.15	Governing law and jurisdiction

This agreement is governed by the law of the state of Victoria, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Victoria, Australia

25 | P a g e

Schedule 1- Warranties (clause 11)

Warranty 1– Solvency of Affinity

1.1	No:

(a)	meeting has been convened, resolution proposed, petition presented or order made for the winding up or declaration of bankruptcy of Affinity;

(b)	trustee in bankruptcy, administrator, receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of Affinity; or

(c)	mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which Affinity is the mortgagor or chargor.

1.2	Affinity:

(a)	is not insolvent within the meaning of section 95A of the Corporations Act or bankrupt;

(b)	has not stopped paying its debts as and when they fall due;

(c)	has not been served with a demand under section 459E of the Corporations Act which it is taken, under section 459F of the Corporations Act, to have failed to comply with; and

(d)	is not subject to administration under Part 5.3A of the Corporations Act.

Warranty 2– Accounts

2.1	The Accounts:

(a)	give a materially true and fair view of:

(i)	the financial position and the assets and liabilities of the Business and the Assets as at the Accounts Date; and

(ii)	the financial performance of the Business for the 12 months ended on the Accounts Date;

(b)	were prepared in accordance with:

(i)	the Accounting Standards and comply with them; and

(ii)	the same accounting principles, policies, Business and procedures (and method of application of them) as were applied in the corresponding accounts for the previous 3 years;

(c)	contain proper and adequate provision for, and disclosure of, all Liabilities of the Business as at the Accounts Date; and

(d)	are not affected by any unusual, abnormal, extraordinary, exceptional or non–recurring items.

26 | P a g e

2.2	Since the Accounts Date:

(a)	there has been no material adverse change in the assets, liabilities, financial or trading position, performance or prospects of the Business and no fact, matter, event or circumstance has occurred which is likely to give rise to any such change;

(b)	the Business has been carried on in the ordinary course of business and without any interruption or alteration in its nature, scope or manner;

(c)	Affinity has not, in relation to the Business, entered into or incurred any contract or commitment other than in the ordinary and usual course of carrying on the Business;

(d)	Affinity has not, in relation to the Business, incurred or undertaken any actual or contingent liabilities or obligations, including Taxation, except in the ordinary and usual course of the Business’s business;

(e)	Affinity has not, in relation to the Business, acquired or disposed of or dealt with any assets of the Business, including the Assets, nor has it entered into any agreement or option to acquire or dispose of any assets of the Business, including the Assets other than in the ordinary and usual course of the Business’s business and for full market value;

(f)	Affinity has not entered into or altered any contract of service with any officers, Employees or agents or increased or agreed to increase the rate of remuneration or compensation payable to any of its officers, Employees or agents; and

(g)	there have been no material increases or decreases in the levels of debtors or creditors of the Business or in the average collection or payment periods for debtors and creditors respectively.

Warranty 3 – Records

3.1	The Records:

(a)	that comprise hard copies, if any, are in the physical possession of Affinity;

(b)	include all records required under, or to comply with or support any return or claim under, any applicable law (including any Tax law and the Corporations Act);

(c)	have been properly and accurately prepared and maintained in all material respects in accordance with all applicable laws and are up to date where legally required; and

(d)	do not contain material inaccuracies or discrepancies of any kind.

Warranty 4 – Assets and the Business

4.1	Affinity is either the absolute legal and beneficial owner of, or have an appropriate license to use each Asset and has full capacity and power to own, lease and operate the Assets and to conduct the Business.

4.2	On Completion, there will be no Encumbrances over or affecting any Asset and Affinity is not party to any agreement to grant any Encumbrance over any Asset.

4.3	The Assets:

(a)	comprise all of the assets used by Affinity in the Business, except the Excluded Assets; and

(b)	are the only assets necessary for the conduct and operation of the Business as currently carried on excluding the Property Leases.

4.4	Except in the case of non-exclusive licenses, there are no agreements, arrangements or understandings in force requiring any Asset to be shared with or made available to any person other than Affinity.

27 | P a g e

4.5	Affinity has not, in relation to the Business, acquired or agreed to acquire any asset on terms that the property in that asset does not pass to it until full payment is made.

4.6	Affinity is not a party to any agreement under which it is or may be bound to share its profits or pay any royalties or to waive or abandon any rights to which it is entitled.

4.7	Affinity is not aware of any proposals of any Government Agency or any organisation representing the Employees, the implementation of which (whether by force of law or voluntarily) might adversely affect the profitability of the Business or require any substantial capital expenditure by GTG.

4.8	Affinity has perfected each Encumbrance granted in favour of it that forms part of the Assets.

4.9	Each Encumbrance (being an Encumbrance that forms part of the Assets) held by Affinity in any property ranks in priority to each other Encumbrance in that property (if any).

4.10	None of the Assets are taxable Australian property for the purposes of Division 855 of the Income Tax Assessment Act 1997 (Cth). Affinity agrees that GTG can rely on this warranty as a declaration for the purposes of Subdivision 14-D to Schedule 1 to the Taxation Administration Act 1953 (Cth).

Warranty 5 – Trading arrangements

5.1	There is no contract, agreement, arrangement or understanding affecting the Assets and not fully performed at the Completion Date that:

(a)	was entered into outside the ordinary and usual course of the Business’s business;

(b)	GTG will be unable to terminate after the Completion Date on giving 60 days notice or less without penalty;

(c)	is material to the operation of the Business and has not been Fairly Disclosed in writing;

(d)	entitles the other party to terminate the contract, agreement, arrangement or understanding or impose terms less favourable to the Business, by reason of a sale of the Assets;

(e)	was not negotiated and entered into on arm’s length terms;

(f)	is in the nature of a partnership, joint venture or consortium arrangement or agreement or any agreement for sharing commissions or other income;

(g)	is having, or is likely to have, a material adverse effect on the financial or trading position or prospects of the Business; and

(h)	limits or excludes Affinity’s right to do business and/or to compete in any area or in any field or with any person.

5.2	With respect to each Business Contract:

(a)	no party to the contract is in breach of it;

(b)	there are no grounds for rescission, avoidance or repudiation of that Business Contract;

(c)	no party has given notice to terminate it or has sought to repudiate or disclaim it or, as far as Affinity is aware, intends to do so; and

(d)	as far as Affinity is aware, there are no facts or circumstances which are likely to give rise to any of the above.

28 | P a g e

5.3	Except where Business Contracts due to their terms are required to be assigned to GTG prior to such the sale of that Asset, the sale of the Assets will not give rise to any contractual right of any supplier material to the Business to cease or reduce supplying the Business.

5.4	There are no material discounts, rebates, allowances and other preferential terms of any nature available to the Business from its suppliers or offered by the Business to its customers which are material to the performance of the Business.

5.5	The Business Contracts and Intellectual Property Licences are all the contracts, agreements, arrangements and understandings material to the Business.

Warranty 6– Employees

6.1	Affinity is in compliance with all obligations arising under law, equity or statute, award, enterprise agreement or other instrument made or approved under any law with respect to employment of the Employees or the engagement of any contractors by Affinity in the conduct of the Business.

6.2	The Data Room 5 sets out:

(a)	a complete list of all Employees at the date of this agreement; and

(b)	materially accurate details of the remuneration, benefits, period of continuous service, work place location, job title or job function, notice period and bonus arrangements applicable to the Employees at the date of this agreement.

6.3	The Employees:

(a)	are all employed to work in the conduct of the Business; and

(b)	are the only persons employed as employees to work in the conduct of the Business.

6.4	Other than the Employees and the Agents, no other person is employed or engaged to work in the conduct of the Business.

6.5	As at the Effective Date of this agreement, none of the Employees has terminated their employment or given notice of the termination of their employment and Affinity is not aware that any Employee intends to give notice of termination of their employment.

6.6	Affinity will not, on or after the date of this agreement but before Completion, vary (or agree to a variation of) any Employee’s terms and conditions of employment, including their classification, without the prior written consent of GTG.

6.7	There are no outstanding Claims, nor have there been any Claims within the 12 months preceding the date of this agreement, by or on behalf of any past or present employee or contractor of the Business against Affinity.

6.8	Except as Fairly Disclosed by Affinity:

(a)	no industrial awards apply to or cover the Employees;

(b)	Affinity is not a party to any enterprise agreement or collective bargaining agreement or any other instrument made or approved under any law in relation to any of the Employees;

(c)	Affinity is not a party to any agreement, arrangement or understanding with a union or any representative of it or industrial organisation in relation to any of the Employees; and

(d)	Affinity has no contracts, arrangements or understandings with contractors in connection with the Business.

29 | P a g e

6.9	There are no written employment agreements with any person employed in the Business except as Fairly Disclosed by Affinity.

6.10	No notice, prosecution, prohibition, improvement notice or Claim has been received by Affinity from any Government Agency in relation to the employment by Affinity of the Employees.

6.11	Affinity has not given a commitment (whether legally binding or not) to increase or supplement the remuneration, annual leave (including leave loading), long service leave, personal leave (comprising sick or carer’s leave) or any other compensation, gratuities or benefits of any Employee.

6.12	All information provided by Affinity to GTG in relation to the remuneration and other costs associated with the Employees are materially true and correct.

6.13	Except as required by law, all contracts of employment with Employees may be terminated by Affinity, as employer, by notice of one month or less.

Warranty 7– Litigation

7.1	Neither Affinity nor any person for whose acts or defaults Affinity may be vicariously liable, is engaged in any investigation, prosecution, litigation, arbitration, enquiry or disciplinary proceedings (whether judicial, quasi judicial or otherwise) affecting the Business or the Assets in any jurisdiction (Proceedings).

7.2	No Proceedings are pending or threatened in respect of which verbal or written communication has been given or received by Affinity.

7.3	So far as Affinity is aware, there are no facts or circumstances which may give rise to any Proceedings.

7.4	There are no unsatisfied or outstanding judgments, orders or awards affecting Affinity in relation to the Business.

Warranty 8 – Compliance with laws

8.1	Affinity has complied in all material respects with all applicable laws (whether applicable to the conduct of the Business, the Employees, the use of any of the Assets) and no contravention or allegation of any contravention of any applicable law has been made against Affinity or any of its related bodies corporate in connection with the Business.

8.2	Affinity:

(a)	holds and has complied with all licences, approvals, consents, rights, registrations, permits, certificates and other authorisations (Licences) necessary to carry on the Business and to use the Assets;

(b)	has not done or permitted to be done anything that would cause any of the Licences to be terminated; and

(c)	has not received any notice that any Licence will be revoked, suspended, modified or will not be renewed.

8.3	Affinity has Fairly Disclosed to GTG:

(a)	all Licences; and

(b)	all conditions and notices attaching or applicable to the Licences.

30 | P a g e

8.4	Affinity has completed and lodged all returns and statements required to be lodged by law with any Government Agency and the returns and statements so lodged were true and correct in every respect.

8.5	So far as Affinity is aware, there is no fact or matter which might prejudice the continuance or renewal, or result in the revocation or variation in any material respect, of any Licence.

8.6	Affinity has not:

(a)	manufactured or sold products that:

(i)	do not comply with any express or implied warranties or representations made by Affinity about the products; or

(ii)	do not comply with all applicable regulation standards and requirements;

(b)	accepted any liability or obligation to service, repair, take back or replace products sold by it; or

(c)	received any Claim in connection with any defective product or services supplied by it in the conduct of the Business.

8.7	Affinity has not committed or omitted to do any act or thing in contravention of the Competition and Consumer Act 2010 (Cth) or like legislation in any other state or territory of Australia.

8.8	Affinity has not, in relation to the Business, at any time been and is not a party to or concerned in any agreement, arrangement, concerted practice or conduct which was or is an infringement of competition law in any other jurisdiction to which Affinity has been or is subject.

8.9	Affinity has not, in relation to the Business, at any time received, nor as far as Affinity is aware, are there any grounds for believing that it may receive, any process, notice, communication or request for information in respect of any actual or proposed agreement, arrangement, concerted practice or conduct of Affinity in the Business from any Government Agency such as the Australian Competition and Consumer Commission or any other person or body involved in the investigation and/or regulation of anti–competitive agreements or practices in Australia or in any other jurisdiction (Competition Authority) to which Affinity has been or is subject in relation to the Business.

8.10	Affinity has not, in relation to the Business, been the subject of any report, decision, order, judgment or injunction made, taken or obtained by any Competition Authority nor has Affinity given or been the subject of any undertaking or assurances given to any Competition Authority in relation to the Business.

Warranty 9 – Privacy

9.1	In this Warranty 9:

Personal Information means personal information (as defined in the Data Protection Act 2018 of England and Wales) held by Affinity.

Privacy Law means:

(a)	The Data Protection Act 2018 of England and Walesthe English Privacy Principles contained in the Data Protection Act 2018 of England and Wales or an approved privacy code (as defined in the Data Protection Act 2018 of England and Wales) that applies to Affinity; and

(b)	any other statute, regulation or law in Australia or elsewhere relating to the protection of Personal Information that must be observed by Affinity.

31 | P a g e

9.2	Affinity has complied with Privacy Law in relation to Personal Information.

9.3	The performance by Affinity of this agreement and the transfer of Personal Information to GTG in connection with, or contemplated by, this agreement will not breach Privacy Law.

9.4	No individual has claimed, and no grounds exist for an individual to claim, compensation from Affinity for a breach of Privacy Law in connection with the Business.

9.5	No notice has been received by Affinity from a competent authority alleging a breach of Privacy Law in connection with the Business.

Warranty 10– Intellectual property

10.1	In this Warranty 10, Owned Intellectual Property means Affinity IP other than the Intellectual Property Licences.

10.2	Details of all material Intellectual Property Rights owned or used by Affinity in the Business are set out in Schedule 3

10.3	Affinity is the sole legal and beneficial owner of the Owned Intellectual Property.

10.4	In respect of each Intellectual Property Licence:

(a)	the Intellectual Property Licence is valid, binding and enforceable;

(b)	Affinity is not in material breach of the Intellectual Property Licence; and

(c)	the licensor has not given notice to terminate it nor, as far as Affinity is aware, does it intend to do so.

10.5	Neither Affinity nor any related body corporate of it has licensed, granted any rights in respect of, assigned or otherwise dealt with any of the Owned Intellectual Property to any person.

10.6	Affinity’s conduct of the Business has not and is not infringing the Intellectual Property Rights of any other person and no person has infringed or is presently infringing any of the Owned Intellectual Property.

10.7	Other than in respect of the Intellectual Property Licences, there are no royalties, licence fees or other similar fees payable by Affinity or any related body corporate of Affinity in connection with the use of any Intellectual Property Rights in the Business.

10.8	On and from Completion GTG will be able to do, or omit to do, any act in relation to any copyright works forming part of the Assets, or licensed under the Intellectual Property Licences (to the extent that the act or omission is permitted under the licence), without infringing the Moral Rights of the author in those works.

10.9	Affinity has the right, against its officers, employees and contractors employed in or engaged in connection with the Business, to claim ownership and title to all the Intellectual Property Rights generated by those persons in the course of, or in connection with, the Business.

10.10	The Due Diligence Material contains copies of all documents and terms relating to each Intellectual Property Licence.

32 | P a g e

Warranty 11 – Computer systems and software

11.1	All the computer systems used by Affinity in respect of the Business:

(a)	are in full operating order and are fulfilling the purposes for which they were initially subscribed for in an efficient manner without material downtime or errors;

(b)	have adequate capacity for the present needs of the Business; and

(c)	have adequate security, back-ups, hardware and software support and maintenance and trained personnel to ensure so far as is reasonable:

(i)	that breaches of security, errors and breakdowns are kept to a minimum; and

(ii)	that no material disruption will be caused to the Business or any material part of it in the event of a breach of security, error or breakdown.

11.2	All software owned or operated by Affinity:

(a)	performs efficiently in accordance with its specification and does not contain any defect or feature which may adversely affect its performance; and

(b)	is lawfully held and used and does not infringe the Intellectual Property Rights of any person and all copies held by Affinity or any related body corporate of Affinity have been lawfully made.

11.3	The copyright in the software or source code for the software owned or operated by Affinity for the Business:

(a)	in the case of software written or commissioned by Affinity, is owned exclusively by Affinity, and no other person has rights in or rights to use that software or source code or copies of that software or source code;

(b)	in the case of shrink–wrap, click–wrap or other standard packaged software purchased outright, is licensed to Affinity on an express or implied licence which does not require Affinity to make any further payments, is not terminable without the consent of Affinity and imposes no material restrictions on the use or transfer of the software; and

(c)	in the case of all other software, is licensed to Affinity on the terms of a valid written licence which requires payment by Affinity of a fixed annual licence fee at a rate not exceeding that paid in the financial year ended on the Accounts Date, and (except for reasonable fees for software support) requires Affinity to make no further payment, is not terminable (except for failure to pay the licence fee) without the consent of Affinity and imposes no material restrictions on the use or transfer of the relevant software.

Warranty 12 – Website

12.1	No website owned or operated by the Business or which the Business has an interest in (Website) contains, displays or is directly linked to another website which contains or displays any material which:

(a)	contains any statement that is misleading or deceptive or likely to mislead or deceive;

(b)	infringes the intellectual property rights of any person; or

(c)	breaches any applicable law in the country in which the Website and the services of the Business are available for use by consumers.

33 | P a g e

12.2	Each Website displays:

(a)	all copyright notices required to be displayed by a copyright owner or at law; and

(b)	all disclaimers applicable to the Business.

Warranty 13 – Insurance

13.1	The material details of all insurance policies relating to the Business in respect of which Affinity has an interest (Insurance Policies) have been Fairly Disclosed to GTG.

13.2	The Insurance Policies are current until Completion and all premiums have been paid prior to Completion.

Warranty 14– Taxes

14.1	Affinity has no material overdue debt or liability to any government or quasi government authority, including to any authority that is entitled to exact income tax or other tax on Affinity.

14.2	All stamp duty or other taxes of a similar nature:

(a)	on documents which are necessary to establish the title of Affinity to the Assets;

(b)	payable in respect of any contract or transaction to which Affinity is a party in relation to the Business; or

(c)	payable by Affinity in relation to the Business,

have been duly assessed and paid as required by law.

Warranty 15 – Information

15.1	Affinity has Fairly Disclosed to GTG all information relating to the Assets and the Business or otherwise relating to the subject matter of this agreement which is necessary for GTG to make an informed assessment of the assets, liabilities, financial position, profits, losses and prospects of the Business and which is material for disclosure to an intending purchaser of the Assets.

15.2	All information provided by Affinity to GTG relating to the Assets and the Business are materially true, complete and accurate and not misleading or deceptive.

15.3	All copies of documents provided by Affinity to GTG in relation to the Business are true copies.

15.4	There is no material information which is known to Affinity which renders any of the factual information referred to in this paragraph materially misleading.

15.5	All predictions, projections, expectations, opinions and forecasts provided by or on behalf of Affinity to GTG are:

(a)	arrived at in good faith after due and careful consideration;

(b)	bona fide operational documents of the Business (and as such were not prepared for the purpose of disclosure to GTG or other potential purchasers of the Business, unless expressly indicated otherwise on the face of the document); and

(c)	reasonable.

34 | P a g e

Schedule 1 Assets

(a)	Stock on hand as at the Completion Date: Sample collection kits Swabs Stationery & office supplies

(b)

Leases, plant and equipment (need new Co details to transfer):

Temple Knight printer lease

Office lease

LanGuard alarm maintenance contract

BT broadband

Regus virtual office (Milan)

Tel2 phone numbers:

44 [***] (Affinity UK & EU)

44 [***] (UK office)

1 (915) [***] (Affinity USA)

44 [***] (Endeavor UK)

TollFreeForwarding phone number:

0800 [***] (Italy)

Royal Mail daily collection agreement

3 desks (1 is a double)

3 Herman Miller desk chairs

3 ThinkPad laptops

3 Viewsonic monitors

2 tables

3 drawer pedestal units

3 tambour storage units

1 storage cupboard

2 shelving units

1 kitchen workstation

1 Lec fridge

1 Panasonic microwave

1 Nespresso coffee machine

1 kettle & various kitchen equipment

(c)	Goodwill

(d)	business names used by the Business: AffinityDNA

(e)	Business Contracts:
See Schedule 2

(f)	Affinity IP:
AffinityDNA logo trademark (to be transferred by GTG)

35 | P a g e

Domain names (expiry date):

affinitydna.be	30/10/2022
affinitydna.co.uk	19/08/2024
affinity-dna.com	19/08/2023
affinitydna.de	21/01/2023
affinitydna.es	21/01/2023
affinitydna.eu	10/07/2022
affinitydna.fr	26/06/2023
affinitydna.ie	01/03/2023
affinitydna.it	28/03/2023
affinitydna.net	19/08/2023
affinitydna.nl	21/01/2023
affinitydna.uk	03/06/2023
ssl certificate	27/02/2023

(g)	Records:
Digital copies provided in Data Room

(h)	Systems:
We use GTG’s ATP

Schedule 2 Business Contracts

Laboratories:

AllianceDNA

DDC

DNA My Dog

Endeavor DNA Laboratories

GenePlanet

Genorama

UK Food Intolerance (Salutem Partners)

Wisdom Health

Agents:

[***], Morocco

[***], UK

[***], UK

[***], USA & Honduras

Leeds Canine Fertility Clinic

Lucky Pet Limited, Hong Kong

Medical Genomics, Ukraine

Schedule 3 Intellectual Property Licences

(A); Affinity IP

(B) See Schedule 1 (f)

36 | P a g e

EXECUTED as an agreement.

GENETIC TECHNOLOGIES LIMITED		AFFINITY DNA LIMITED

By:	/s/ Simon Morriss	By:	/s/ Mrs [***]

Name:	Simon Morriss	Name:	Mrs [***]

Title:	CEO	Title:	Director

Binary Media Limited		Mr [***]

By:	/s/ Mrs [***]

Name:	Mrs [***]	Sgd:	/s/ Mr [***]

Title:	Director

Mrs [***]

		Sgd:	/s/ Mrs [***]

By signing above, each signatory consents to electronic execution of this document (in whole or in part), represents that they hold the positions or are the persons named with respect to their execution and authorises any other director or secretary (as applicable) to produce a copy of this document bearing his or her signature for the purpose of signing the copy to complete its execution. The copy of the signatures appearing on the copies so executed are to be treated as his or her original signature.

37 | P a g e